SIYATA MOBILE INC.

1001 Lenoir St. Suite A-414

Montreal, QC H4C 2Z6

September 14, 2020

Joseph Kempf

U.S. Securities & Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Siyata Mobile Inc.
Amendment No. 1 to
Registration Statement on Form F-1
Filed September 8, 2020
File No. 333-248254

Dear Mr. Kempf:

By letter dated September 11, 2020, the staff (the “Staff,” “you” or “your”) of the U.S. Securities & Exchange Commission (the “Commission”) provided Siyata Mobile Inc. (the “Company,” “we,” “us” or “our”) with its comments to the Company’s Amendment No. 1 to Registration Statement on Form F-1 filed on September 8, 2020. The current Amendment No. 2 that we have filed does not address the comments that were raised by the Staff in the Letter, and is intended to address other items not discussed in the Letter. We will be filing an amended registration statement in the future that will directly the Staff’s comments in the Letter.

Thank you for your assistance in reviewing this filing.

Very Truly Yours,

/s/ Marc Seelenfreund

Marc Seelenfreund

Chief Executive Officer

Siyata Mobile Inc.

1001 Lenoir St. Suite A-414

Montreal, QC H4C 2Z6